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                                   EXHIBIT 11
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                                                                      EXHIBIT 11



                              BancTEXAS Group Inc.

                    COMPUTATION OF EARNING (LOSS) PER SHARE*

                                                 Year ended December 31,
                                ----------------------------------------------------------
                                       1993               1992                1991
                                -----------------  ------------------- -------------------
                                            Per                 Per                  Per
                                  Amount   Share     Amount    Share     Amount     Share
                                --------- -------  ---------  -------- ---------  ---------
                                         (Dollars in thousands, except per share)
PRIMARY:
 Gain (loss) from operations..  $    219  $  .01   $    702   $   .03  $  (3,504) $   (.18)
 Extraordinary items.........        -       -          362       .02        465       .02
                                --------  ------   --------   -------  ---------  --------
 Net income (loss) applicable
   to common shareholders....   $    219  $  .01   $  1,064   $   .05  $  (3,039) $   (.16)
                                ========  ======   ========   =======  =========  ========

 Weighted average common and
   common equivalent shares.. 23,300,682         23,117,311           19,083,525
                              ==========         ==========           ==========

FULLY DILUTED:**
 Gain (loss) from operations.   $    219  $  .01   $    702   $   .03  $  (3,504) $   (.16)
 Extraordinary items.........        -       -          362       .02        465       .02
                                --------  ------   --------   -------  ---------  --------
 Net income (loss)...........        219     .01      1,064       .05     (3,039)     (.16)
 Interest expense on 9%
   subordinated debentures...         63     -           63       -           90       -
                                --------  ------   --------   -------  ---------  --------
 Net income (loss) applicable
   to common shareholders....   $    156  $  .01   $  1,127   $   .05  $  (2,949) $   (.14)
                                ========  ======   ========   =======  =========  ========

 Weighted average shares:
   Weighted average
     common shares........... 19,355,767         19,141,086           19,083,525
   Assuming conversion of:
     Stock warrants..........  1,919,751          1,912,792            1,713,785
     Stock options...........  2,025,164          2,063,433              859,521
     9% subordinated
        debentures...........      2,594              2,594                2,594
                              ----------         ----------           ----------
 Weighted average shares..... 23,303,276         23,119,905           21,659,425
                              ==========         ==========           ==========

____________________
     *  Restated to reflect BTX's merger with Las Colinas.
     ** This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 for 1991 because it produces an antidilutive result.